ROPES & GRAY LLP ONE METRO CENTER 700 12TH STREET, NW, SUITE 900 WASHINGTON, DC 20005-3948 WWW.ROPESGRAY.COM

February 26, 2009

JPMorgan Trust I
245 Park Avenue
New York, New York 10167

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment (the “Amendment”) to your Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”) for the purposes of updating the financial information of the Highbridge Statistical Market Neutral Fund, JPMorgan Asia Equity Fund, JPMorgan China Region Fund, JPMorgan Emerging Economies Fund, JPMorgan Emerging Markets Equity Fund, JPMorgan Global Focus Fund, JPMorgan Income Builder Fund, JPMorgan India Fund, JPMorgan International Currency Income Fund, JPMorgan International Equity Fund, JPMorgan International Markets Fund, JPMorgan International Opportunities Fund, JPMorgan International Realty Fund, JPMorgan International Small Cap Equity Fund, JPMorgan International Value Fund, JPMorgan International Value SMA Fund, JPMorgan Intrepid European Fund, JPMorgan Intrepid International Fund, JPMorgan Intrepid Japan Fund, JPMorgan Latin America Fund, JPMorgan Market Neutral Fund, JPMorgan Russia Fund, JPMorgan Strategic Preservation Fund, JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Enhanced Income Fund, JPMorgan Tax Aware Real Return Fund, JPMorgan Tax Aware Real Return SMA Fund, JPMorgan Tax Aware Short-Intermediate Income Fund and JPMorgan Tax Aware U.S. Equity Fund (the “Funds”) and making certain other changes.

We have examined your Declaration of Trust as amended to date and, as on file in the office of the Secretary of The State of Delaware, the Certificate of Trust. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest (“Shares”) at not less than the public offering price of such shares and have assumed that the Shares will be issued and sold in accordance with such action pursuant to an effective registration statement. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and non-assessable.

We consent to this opinion accompanying the Amendment when filed with the Commission.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP